-3-


Exhibit 99
                                                              PR NEWSWIRE

                    NORTH EUROPEAN OIL ROYALTY TRUST
                       ANNOUNCES THE DISTRIBUTION
                  FOR THE THIRD QUARTER OF FISCAL 2006

Red Bank, N.J. July 28, 2006 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 77 cents per unit for the third quarter of fiscal 2006, payable on August 30, 2006 to holders of record on August 11, 2006. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution was 20 cents or 35.1% higher than the distribution for the third quarter of fiscal 2005. He noted that information received to date from the operating companies indicated that a combination of higher gas prices and a minor increase in the average Euro/dollar exchange rate more than offset the slight decline in gas sales and resulted in the higher distribution per unit.

In the area covered by the Trust's higher royalty rate agreement, the average price of gas sold increased 38.5% from 1.4738 Euro cents per kilowatt hour ("Ecents/Kwh") to 2.0417 Ecents/Kwh. Gas sales decreased by 3.9% from 18.3 billion cubic feet ("Bcf") to 17.6 Bcf. This decrease occurred primarily in the final month of the quarter and can be attributed at least in part to the partial shutdown of the Grossenkneten desulfurization plant during this period. Based on the transfer from Germany of royalties received under the higher royalty rate agreement, the average value of the Euro for the quarter just ended increased 3.0% from a dollar equivalent of $1.2264 last year to $1.2631 in the current year.

Total distributions of $2.50 per unit for the first nine months of fiscal 2006 were 70 cents per unit or 38.9% higher than the amount distributed for
the same period last year.   Including this distribution, during the last
twelve months the Trust has distributed $2.92 per unit. Distributions are made to Trust unit owners from royalties received from oil, sulfur and gas sales from royalty holdings in Germany. The August distribution reflects royalties received from sales made during the second calendar quarter of 2006. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.


Contact -- John H. Van Kirk, Managing Trustee of North European Oil Royalty Trust, or John R. Van Kirk, Managing Director, at P.O. Box 456, Red Bank, N.J. 07701, telephone: (732) 741-4008, E-Mail: neort@aol.com.
Website: www.neort.com.